Filed Pursuant to Rule 433 Registration No. 333−136666 February 19, 2008 STRUCTURED EQUITY PRODUCTS
New Issue	Indicative Terms

THE BEAR STEARNS COMPANIES INC.
INVESTMENT HIGHLIGHTS

Reverse Convertible Note Securities

•      The Note offering linked to the American Depositary Shares of Novartis AG (the “Reference Asset”). Please note that the Notes have a one year term to maturity.

•      The Notes pay a fixed rate coupon of [12.25]% per annum, payable as four quarterly cash payments, each equal to one-quarter of the Coupon Rate times the principal amount of the Notes, in arrears. Interest will be computed using a 360-day year of twelve 30-day months, unadjusted.

•      The Notes are a direct obligation of The Bear Stearns Companies Inc. (Rated A2 by Moody’s / A by S&P / A by DBRS Limited).

•      Issue price for the Note offering: [100]% of principal amount ($1,000).

•      The Notes are not principal protected if: (i) the Trading Level of the Reference Asset ever equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; and (ii) the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset.

•      The Notes do not participate in the upside of the Reference Asset. Even if the Final Level of the Reference Asset exceeds the Initial Level of the Reference Asset, your return will not exceed the principal amount invested plus the coupon payments.

Reference Asset	Symbol	Term to Maturity	Coupon Rate, per Annum	Contingent Protection Percentage	Initial Public Offering Price
American Depositary Shares of Novartis AG, traded on the NYSE	NVS	1 year	[12.25]%	[85]%	[100]%
BEAR, STEARNS & CO. INC. STRUCTURED PRODUCTS GROUP (212) 272-6928
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

STRUCTURED PRODUCTS GROUP

GENERAL TERMS FOR THE NOTE OFFERING

This free writing prospectus relates to the offering of Notes linked to the American Depositary Shares of Novartis AG. We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. Although the Note offering relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Asset or as to the suitability of an investment in the Note. Defined terms not defined herein shall have the same meaning as in the Prospectus Supplement discussed below.

Issuer:	The Bear Stearns Companies Inc.
Issuer’s Rating:	A2 / A / A (Moody’s / S&P/ DBRS Limited)
Principal Amount of Offering:	[●]
Denominations:	$1,000 per Note and $1,000 multiples thereafter.
Reference Asset:	The American Depositary Shares of Novartis AG, traded on the New York Stock Exchange, Inc. (“NYSE”) under the symbol “NVS.”
Selling Period Ends:	February [●], 2008.
Pricing Date:	February [●], 2008.
Settlement Date:	February [●], 2008.
Calculation Date:	February [●], 2009.
Maturity Date:	February [●], 2009.
Coupon Rate (Per Annum):	[12.25]% per annum, payable quarterly. Interest will be computed using a 360-day year of twelve 30-day months, unadjusted.
Contingent Protection Percentage:	[85.00]%.
Contingent Protection Level:	[●] (Contingent Protection Percentage x Initial Level).
Agent’s Discount:	[●]% , to be disclosed in the final pricing supplement.
Cash Settlement Value:
We will pay you 100% of the principal amount of your Notes, in cash, at maturity if either of the following is true: (i) the Trading Level of the Reference Asset never equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; or (ii) the Final Level of the Reference Asset is equal to or greater than the Initial Level of the Reference Asset.

However, if both of the following are true, the amount of principal you receive at maturity will be reduced by the percentage decrease in the Reference Asset: (i) the Trading Level of the Reference Asset ever equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; and (ii) the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset. In that event, we, at our option, will either: (i) physically deliver to you an amount of the Reference Asset equal to the Exchange Ratio plus the Fractional Share Cash Amount (which means that you will receive shares with a market value that is less than the full principal amount of your Notes); or (ii) pay you a cash amount equal to the principal amount you invested reduced by the percentage decrease in the Reference Asset. It is our intent to physically deliver the Reference Asset when applicable, but we reserve the right to settle the Notes in cash.

Interest Payment Dates:	May [●], 2008, August [●], 2008, November [●], 2008 and the Maturity Date.
Initial Level:	The Closing Price of the Reference Asset on the Pricing Date.
Final Level:	The Closing Price of the Reference Asset on the Calculation Date.
Exchange Ratio:	[●], i.e., $1,000 divided by the Initial Level (rounded down to the nearest whole number, with fractional shares to be paid in cash).
Fractional Share Cash Amount:
An amount in cash per Note equal to the Final Level multiplied by the difference between (x) $1,000 divided by the Initial Level (rounded to the nearest three decimal places), and (y) the Exchange Ratio.

Cusip:	[073902QC5].
Listing:	The Note will not be listed on any U.S. securities exchange or quotation system.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus, dated August 16, 2006 (the “Prospectus”), as supplemented by the prospectus supplement, dated August 16, 2006 (the “Prospectus Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” and “Risk Factors - Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the Prospectus Supplement, as the Note involves risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Note. The Prospectus and Prospectus Supplement may be accessed on the SEC Web site at www.sec.gov as follows:

•	Prospectus Supplement, dated August 16, 2006:
http://www.sec.gov/Archives/edgar/data/777001/000104746906011011/a2172742z424b5.htm

•	Prospectus, dated August 16, 2006:
http://www.sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

SELECTED RISK CONSIDERATIONS

The following highlights some, but not all, of the risk considerations relevant to investing in the Notes. The following must be read in conjunction with the sections “Risk Factors” and “Risk Factors - Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset,” beginning on pages S-7 and S-14, respectively, in the Prospectus Supplement.

•
Suitability of Note for Investment — A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Prospectus Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•
Not Principal Protected —The Notes are not principal protected. If both of the following are true, the amount of principal you receive at maturity will be reduced by the percentage decrease in the Reference Asset: (i) the Trading Level of the Reference Asset ever equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; and (ii) the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset. In that event, we, at our option, will either: (i) physically deliver to you an amount of the Reference Asset equal to the Exchange Ratio plus the Fractional Share Cash Amount (which means that you will receive shares with a market value that is less than the full principal amount of your Notes); or (ii) pay you a cash amount equal to the principal amount you invested reduced by the percentage decrease in the Reference Asset.

•	Return Limited to Coupon — Your return is limited to the principal amount you invested plus the coupon payments. You will not participate in any appreciation in the value of the Reference Asset.

•
No Secondary Market — Because the Notes will not be listed on any securities exchange, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Bear, Stearns & Co. Inc. intends under ordinary market conditions to indicate prices for the Notes on request. However, there can be no guarantee that bids for the outstanding Notes will be made in the future; nor can the prices of any such bids be predicted.

•
No Interest, Dividend or Other Payments — You will not receive any interest or dividend payments or other distributions on the stock comprising the Reference Asset; nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Taxes — We intend to treat the Note as a put option written by you in respect of the Reference Asset and a deposit with us of cash in an amount equal to the issue price of the Note to secure your potential obligation under the put option, and we intend to treat the deposit as a short-term obligation for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because under certain circumstances the Notes may be outstanding for more than one year it is possible that the Notes may not be treated as short-term obligations, in which case the tax treatment of interest payments on the Notes is described in “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Tax Treatment of the Deposit on Notes with a Term of More Than a Year” in the prospectus supplement. Moreover, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. Recently, the Internal Revenue Service ("IRS") and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of certain notes (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. Holder of a Note is required to accrue income in respect of the Note prior to the receipt of payments under the Note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale).  Finally, it is possible that a Non-U.S. Holder of the Note could be subject to U.S. withholding tax in respect of the Note. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes. See “Certain U.S. Federal Income Tax Considerations” below.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

•
The Notes Are Subject to Equity Market Risks— The Notes involve exposure to price movements in the equity securities to which they are linked. Equity securities price movements are difficult to predict, and equity securities may be subject to volatile increases or decreases in value.

•
The Notes May be Affected by Certain Corporate Events and You Will Have Limited Antidilution Protection — Following certain corporate events relating to the underlying Reference Asset (where the underlying company is not the surviving entity), you will receive at maturity, cash or a number of shares of the common stock or American Depositary Shares (“ADSs”) of a successor corporation to the underlying company, based on the Closing Price of such successor’s common stock or ADSs, as applicable. The Calculation Agent for the Notes will adjust the amount payable at maturity by adjusting the Initial Level of the Reference Asset, Contingent Protection Level, Contingent Protection Percentage and Exchange Ratio for certain events affecting the Reference Asset, such as stock splits and stock dividends and certain other corporate events involving the underlying company. However, the Calculation Agent is not required to make an adjustment for every corporate event that can affect the Reference Asset. If an event occurs that is perceived by the market to dilute the Reference Asset but that does not require the Calculation Agent to adjust the amount of the Reference Asset payable at maturity, the market value of the Notes and the amount payable at maturity may be materially and adversely affected.

•
ADSs of Novartis AG ("Novartis"), which are quoted and traded in the U.S., may trade differently from Novartis CHF shares, which are quoted and traded in Swiss francs— Fluctuations in the exchange rate between the Swiss franc and the U.S. Dollar may affect the U.S. Dollar equivalent of the Swiss franc price of Novartis CHF shares on the SWX Swiss Exchange and, as a result, may affect the market price of the ADSs of Novartis, which may consequently affect the market value of the Notes.

INTEREST AND PAYMENT AT MATURITY

Interest. The interest rate for the Notes is designated on the cover of this free-writing prospectus. The interest paid will include interest accrued from the Original Issue Date to, but excluding, the relevant Interest Payment Date or the Maturity Date. Interest will be paid to the person in whose name the Note is registered at the close of business on the Record Date before each Interest Payment Date. However, interest payable on the Maturity Date will be payable to the person to whom principal is payable. If the Interest Payment Date is also a day on which principal is due, the interest payable will include interest accrued to, but excluding, the stated Maturity Date. Interest will be computed using a 360-day year of twelve 30-day months, unadjusted.

Payment at Maturity. We will pay you 100% of the principal amount of your Notes, in cash, at maturity if either of the following is true: (i) the Trading Level of the Reference Asset never equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; or (ii) the Final Level of the Reference Asset is equal to or greater than the Initial Level of the Reference Asset.

However, if both of the following are true, the amount of principal you receive at maturity will be reduced by the percentage decrease in the Reference Asset: (i) the Trading Level of the Reference Asset ever equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; and (ii) the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset.

In that event, we, at our option, will either: (i) physically deliver to you an amount of the Reference Asset equal to the Exchange Ratio plus the Fractional Share Cash Amount (which means that you will receive shares with a market value that is less than the full principal amount of your Notes); or (ii) pay you a cash amount equal to the principal amount you invested reduced by the percentage decrease in the Reference Asset. It is our intent to physically deliver the Reference Asset when applicable, but we reserve the right to settle the Notes in cash.

We will (i) provide written notice to the Trustee and to the Depositary, on or prior to the Business Day immediately prior to the Maturity Date of the amount of cash or number of shares of the Reference Asset (and cash in respect of coupon and cash in respect of any fractional shares of the Reference Asset), as applicable, to be delivered, and (ii) deliver such cash or shares of the Reference Asset (and cash in respect of coupon and cash in respect of any fractional shares of the Reference Asset), if applicable, to the Trustee for delivery to you. The Calculation Agent shall determine the Exchange Ratio.

The following scenarios and graphs generally illustrate how the Cash Settlement Value of the Reverse Convertible Note Securities is determined:

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Scenario 1 The price of the underlying shares generally increases over the term of the Note. The Contingent Protection Level is never breached.	Outcome The Cash Settlement Value equals 100% of the principal amount of the Notes. The share price generally increased over the term of the Note and never breached the Contingent Protection Level.

Scenario 2 The price of the underlying shares generally declines over the term of the Note. The Contingent Protection Level is never breached.
Outcome
The Cash Settlement Value equals 100% of the principal amount of the Notes. The share price decreased over the term of the Note and at maturity was below the Initial Level, but never breached the Contingent Protection Level.

Scenario 3 The price of the underlying shares declines over the term of the Note. The Contingent Protection Level is breached.
Outcome
The Cash Settlement Value is less than the principal amount of the Notes, reflecting the percentage decline in the underlying shares below the Initial Level. The Contingent Protection Level is breached so there is no principal protection.

Scenario 4 The price of the underlying shares declines below the Contingent Protection Level, but ultimately recovers to finish above its Initial Level.
Outcome
The Cash Settlement Value equals 100% of the principal amount of the Notes. Even though the share price decreased below the Contingent Protection Level during the term of the Note, by the Calculation Date the underlying share price was above the Initial Level.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

REFERENCE ASSET INFORMATION

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the Prospectus Supplement. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the company issuing the Reference Asset can be located by reference to the SEC file number provided below.

The summary information below regarding the company issuing the stock comprising the Reference Asset comes from such issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the Reference Asset with the SEC. Investors are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of the issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of the issuer.

Novartis AG (“NVS”)

The stock of Novartis AG (“Novartis”) is traded in the U.S. market in the form of American Depositary Shares (“ADSs”) on the New York Stock Exchange under the symbol “NVS.” Each ADS represents one-half share of Novartis’s CHF stock. Novartis’s common stock is traded on the SWX Swiss Exchange. Novartis is a multinational group of companies specializing in the research, development, manufacturing and marketing of healthcare products. Novartis’s business is composed of four operating groups: pharmaceuticals, vaccines and diagnostics, generic pharmaceuticals and consumer health products. Novartis’s SEC file number is 1-15024.

ILLUSTRATIVE EXAMPLES & HISTORICAL TABLES

The following are illustrative examples demonstrating the hypothetical amounts payable at maturity based on the assumptions outlined below. These examples do not purport to be representative of every possible scenario concerning increases or decreases in the Reference Asset or of the movements that are likely to occur with respect to the Reference Asset. You should not construe these examples or the data included in the tables set forth below as an indication of the expected performance of any of the Notes. Some amounts are rounded and actual returns may be different.

Assumptions:
•
Investor purchases $1,000 principal amount of Notes on the Pricing Date at the initial offering price of 100% and holds the Notes to maturity. No Market Disruption Events or Events of Default occur during the term of the Notes.

•	Initial Level: $50.00
•	Contingent Protection Percentage: 85%
•	Contingent Protection Level: $42.50 ($50.00 x 85%)
•	Exchange Ratio: 20 ($1,000/$50.00)
•	Coupon: 12.25% per annum, paid quarterly in arrears.
•
The reinvestment rate on any interest payments made during the term of the Notes is assumed to be 0%. The one-year total return on a direct investment in the Reference Asset is calculated below prior to the deduction of any brokerage fees or charges. Both a positive reinvestment rate, or the incurrence of any brokerage fees or charges, would increase the total return on the Notes relative to the total return of the Reference Asset.

•	Assumes cash settlement at maturity.
•	Maturity: One year.
•	Dividend and dividend yield on the Reference Asset: $1.10 and 2.20% per annum.

Example 1 - On the Calculation Date, the Final Level of $60.00 is greater than the Initial Level, resulting in a payment at maturity of the principal of $1,000, regardless of whether the Contingent Protection Level was ever reached or breached, plus four interest payments of $30.63, for payments totaling $1,122.50. If you had invested directly in the Reference Asset for the same one-year period, you would have received total cash payments of $1,222.00 (number of shares of the Reference Asset multiplied by the Final Level, plus the dividend payments), assuming liquidation of shares at the Final Level. You would have earned a 12.25% return with an investment in the Notes and a 22.20% return with a direct investment in the Reference Asset.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Example 2 - On the Calculation Date, the Final Level of $45.00 is below the Initial Level, but the Trading Level never equaled or fell below the Contingent Protection Level. As discussed in example 1 above, an investor would receive total payments of $1,122.50, earning a 12.25% return over the term of the Notes. A direct investment in the Reference Asset during that same one-year time period would have generated a return of $922.00 (number of shares of the Reference Asset multiplied by the Final Level, plus the dividend payments), assuming liquidation of shares at the Final Level. You would have earned a 12.25% return with an investment in the Notes and incurred a loss of 7.80% with a direct investment in the Reference Asset.

Example 3 - On the Calculation Date, the Final Level of $37.50 is below the Initial Level and also is below the Contingent Protection Level. At our election, an investor would receive a cash payment in the amount of $750.00 plus four interest payments of $30.63, for payments totaling $872.50. If you had invested directly in the Reference Asset for the same one-year period, you would have received total cash payments of $772.00 (number of shares of the Reference Asset multiplied by the Final Level, plus the dividend payments), assuming liquidation of shares at the Final Level. An investment in the Notes would have resulted in a loss of 12.75%, while a direct investment in the Reference Asset would have resulted in a loss of 22.80%.

Table of Hypothetical Cash Settlement Values

Assumes the Trading Level Never Equals or Falls Below the Contingent Protection Level Before the Calculation Date

		Investment in the Notes			Direct Investment in the Reference Asset
Initial Level	Hypothetical Final Level	Cash Settlement Value	Total Coupon Payments (in % Terms)	1-Year Total Return	Percentage Change in Value of Reference Asset	Dividend Yield	1-Year Total Return
50.00	65.00	$1,000.00	12.25%	12.25%	30.00%	2.20%	32.20%
50.00	62.50	$1,000.00	12.25%	12.25%	25.00%	2.20%	27.20%
50.00	60.00	$1,000.00	12.25%	12.25%	20.00%	2.20%	22.20%
50.00	57.50	$1,000.00	12.25%	12.25%	15.00%	2.20%	17.20%
50.00	55.00	$1,000.00	12.25%	12.25%	10.00%	2.20%	12.20%
50.00	52.50	$1,000.00	12.25%	12.25%	5.00%	2.20%	7.20%
50.00	50.00	$1,000.00	12.25%	12.25%	0.00%	2.20%	2.20%
50.00	47.50	$1,000.00	12.25%	12.25%	-5.00%	2.20%	-2.80%
50.00	45.00	$1,000.00	12.25%	12.25%	-10.00%	2.20%	-7.80%
50.00	42.50	$1,000.00	12.25%	12.25%	-15.00%	2.20%	-12.80%

Table of Hypothetical Cash Settlement Values

Assumes the Trading Level Does Equal or Fall Below the Contingent Protection Level Before the Calculation Date

		Investment in the Notes			Direct Investment in the Reference Asset
Initial Level	Hypothetical Final Level	Cash Settlement Value	Total Coupon Payments (in % Terms)	1-Year Total Return	Percentage Change in Value of Reference Asset	Dividend Yield	1-Year Total Return
50.00	62.50	$1,000.00	12.25%	12.25%	25.00%	2.20%	27.20%
50.00	60.00	$1,000.00	12.25%	12.25%	20.00%	2.20%	22.20%
50.00	57.50	$1,000.00	12.25%	12.25%	15.00%	2.20%	17.20%
50.00	55.00	$1,000.00	12.25%	12.25%	10.00%	2.20%	12.20%
50.00	52.50	$1,000.00	12.25%	12.25%	5.00%	2.20%	7.20%
50.00	50.00	$1,000.00	12.25%	12.25%	0.00%	2.20%	2.20%
50.00	47.50	$950.00	12.25%	7.25%	-5.00%	2.20%	-2.80%
50.00	45.00	$900.00	12.25%	2.25%	-10.00%	2.20%	-7.80%
50.00	42.50	$850.00	12.25%	-2.75%	-15.00%	2.20%	-12.80%
50.00	40.00	$800.00	12.25%	-7.75%	-20.00%	2.20%	-17.80%
50.00	37.50	$750.00	12.25%	-12.75%	-25.00%	2.20%	-22.80%
50.00	35.00	$700.00	12.25%	-17.75%	-30.00%	2.20%	-27.80%
50.00	32.50	$650.00	12.25%	-22.75%	-35.00%	2.20%	-32.80%
50.00	30.00	$600.00	12.25%	-27.75%	-40.00%	2.20%	-37.80%
50.00	27.50	$550.00	12.25%	-32.75%	-45.00%	2.20%	-42.80%
50.00	25.00	$500.00	12.25%	-37.75%	-50.00%	2.20%	-47.80%
50.00	22.50	$450.00	12.25%	-42.75%	-55.00%	2.20%	-52.80%

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

The following table sets forth on a per share basis the quarterly high and low trading prices, as well as end-of-quarter closing prices, for the Reference Asset during the periods indicated below. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close	Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2002	41.10	35.50	36.73	September 30, 2005	51.10	46.67	51.00
March 31, 2003	39.45	33.85	37.06	December 30, 2005	54.71	50.69	52.48
June 30, 2003	42.07	36.46	39.81	March 31, 2006	56.90	52.49	55.44
September 30, 2003	40.38	36.80	38.84	June 30, 2006	58.57	51.72	53.92
December 31, 2003	46.00	37.08	45.89	September 29, 2006	58.98	53.22	58.44
March 31, 2004	47.83	41.30	42.60	December 29, 2006	61.60	56.96	57.44
June 30, 2004	46.80	41.74	44.50	March 30, 2007	60.36	54.33	54.63
September 30, 2004	47.82	43.21	46.67	June 29, 2007	59.15	54.27	56.07
December 31, 2004	50.77	45.25	50.54	September 28, 2007	56.69	51.19	54.96
March 31, 2005	50.99	46.69	46.78	December 31, 2007	57.90	51.40	54.31
June 30, 2005	50.00	45.63	47.44	January 2, 2008 to February 15, 2008	59.17	48.44	50.23

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements the section entitled “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith but is subject to the limitations and qualifications set forth therein. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion, when read together with the section entitled, “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement, summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one approach, the Note should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the Reference Assets to you at maturity for an amount equal to the principal amount of the Note, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the principal amount of the Note and the value of the Reference Assets otherwise deliverable under the Put Option), and a deposit with us of cash (the “Deposit”) in an amount equal to the “issue price” (as described in the prospectus supplement) of your Notes to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. The description below of the Reference Asset includes a chart that indicates the portion of each interest payment that represents the yield on the Deposit and the Put Premium, assuming that the issue price of the Notes is par. You may contact Bill Bamber at (212) 272-6635 for the issue price of the Notes.

We also intend to treat the Deposits as “short-term obligations” for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations —Tax Treatment of the Deposit on Notes with a Term of One Year or Less” in the prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations. However, because under certain circumstances the Notes may be outstanding for more than one year it is possible that the Notes may not be treated as short-term obligations, in which case the tax treatment of interest payments on the Notes is described in "U.S. Federal Income Tax Considerations -- Tax Treatment of U.S. Holders -- Tax Treatment of the Deposit on Notes with a Term of More Than a Year" in the prospectus supplement.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes could be treated as short-term obligations rather than a Put Option and a Deposit.

Recently, the Internal Revenue Service ("IRS") and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of certain notes (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. Holder of a Note is required to accrue income in respect of the Note prior to the receipt of payments under the Note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale).  Finally, it is possible that a Non-U.S. Holder of the Note could be subject to U.S. withholding tax in respect of the Note. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Reference Asset	Term to Maturity	Coupon Rate, per annum	Yield on the Deposit, per Annum	Put Premium, per Annum
American Depositary Shares of Novartis AG	1 year	[12.25]%	[5.28]%	[6.97]%

BEAR, STEARNS & CO. INC.